UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 1, 2009

Hawaiian Electric Industries, Inc.

Exact Name of Registrant as Specified in Its Charter

State of Hawaii	1-8503	99-0208097
(State or other jurisdiction of incorporation)	Commission File Number	I.R.S. Employer Identification No.

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On December 2, 2009, American Savings Bank, F.S.B. (ASB) issued a news release, “American Savings Bank Sells Securities to Reduce Risk.” A copy of the news release is attached hereto as Exhibit 99 and incorporated by reference into this Item 7.01.

Item 8.01. Other Events.

To further improve its credit risk profile and reduce the potential volatility of future earnings by eliminating its exposure to private-issue mortgage-related securities (PMRS), and in light of the improvement in the fixed-income securities markets, ASB sold all but $0.6 million of the PMRS held in its investment portfolio in November and December 2009. Sales of the available-for-sale PMRS with a book value of $225 million and a weighted average yield of 5.19% (as of October 31, 2009) were made to various broker/dealers. The PMRS sold were backed by mortgages throughout the mainland U.S. The sales will result in an after-tax charge to net income of $19 million ($32 million pre-tax) in the fourth quarter of 2009, which amount was previously recognized as a reduction to equity as a result of mark-to-market charges to other comprehensive income in earlier periods. As of September 30, 2009, ASB had disclosed unrealized pre-tax losses of $32 million on its PMRS portfolio.

A portion of the proceeds from the sales were used to prepay $40 million of Advances from Federal Home Loan Bank with a weighted average rate of 2.64% and a weighted average maturity of approximately 0.8 years (as of October 31, 2009). ASB incurred an after-tax loss of $0.4 million ($0.7 million pre-tax) related to this early extinguishment of debt. ASB expects to use the remaining proceeds from the sale of the PMRS to pay down high costing liabilities (maturing certificates of deposit and/or wholesale borrowings), to fund loan growth and/or to reinvest in securities with low credit risk and high liquidity, such as government or agency notes and mortgage-related securities.

As of September 30, 2009, ASB’s core leverage and total risk-based capital ratios were 9.1% and 13.2%, respectively, and ASB was “well-capitalized.” The sale of the PMRS does not affect ASB’s “well-capitalized” status or materially affect its capital ratios.

In 2009 to date, ASB has paid dividends of $50.1 million to HEI. As a result of the loss incurred on the sale of its PMRS in the fourth quarter, ASB does not expect to pay a dividend to HEI in the first quarter of 2010, but expects to resume its dividend payments in the second quarter of 2010. The Office of Thrift Supervision has approved ASB’s payment of quarterly dividends through the quarter ended September 30, 2010 to the extent that payment of dividends would not cause ASB’s leverage and total risk-based capital ratios to fall below 8% and 12%, respectively, as of the end of the applicable quarter.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99	News release dated December 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)

/s/ James A. Ajello
James A. Ajello
Senior Financial Vice President, Treasurer and Chief Financial Officer
(Principal Financial Officer of HEI)
Date: December 2, 2009

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